Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-38506, No. 333-32545, No. 333-65916, No. 333-65928, No. 333-102744, No. 333-106922 and 333-116328) pertaining to the 1997 Employee Stock Purchase Plan, 1993 Stock Option Plan, 1997 Directors’ Stock Option Plan, and the 2003 Stock Option Plan and in the Registration Statements (Forms S-3 No. 333-36026, No. 333-64536, No. 333-74753, No. 333-76780, No. 333-100392, No. 333-102837, No. 333-104791, No. 333-108778, No. 333-112165 and 333-121876) of Cardima, Inc. and in the related Prospectuses of our report dated February 7, 2003 with respect to the December 31, 2002 financial statements and schedule of Cardima, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

Palo Alto, California

March 25, 2005